Exhibit 5.01
August 30, 2005
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
Ladies and Gentlemen:
     At the request of Symantec Corporation, a Delaware corporation (“Symantec”), we have examined the Registration Statement on Form S-3 (File Number 333-___) filed by Symantec with the Securities and Exchange Commission on or about August 30, 2005 (as may be further amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares of Symantec Common Stock (the "Stock”) which are issuable by Symantec to purchase exchangeable non-voting shares (“Exchangeable Shares”) of TeleBackup Exchangeco Inc., an Alberta corporation and indirect wholly owned subsidiary of Symantec (“Exchangeco”).
     In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)	Symantec’s currently effective Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	Symantec’s Amended and Restated Bylaws, certified by the Secretary of Symantec on June 28, 2004;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	the minutes of meetings and actions by written consent of the Board of Directors of Symantec that are in our possession;

(6)	the Agreement and Plan of Reorganization dated as of December 15, 2004 by and among Symantec, Carmel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Symantec (“Merger Sub”), and VERITAS Software

Symantec Corporation
August 30, 2005

Corporation, a Delaware corporation (“VERITAS”), as amended by that certain Waiver and Extension dated as of June 10, 2005 by and among Symantec, Merger Sub and VERITAS (the “Plan of Reorganization”);
(7)	the Fourth Supplemental Agreement dated as of July 2, 2005 (“Supplemental Agreement”) to the Voting, Support and Exchange Trust Agreement among VERITAS, a subsidiary of VERITAS, Exchangeco and Computershare Trust Company of Canada;

(8)	the Articles of Amendment of Exchangeco (“Exchangeco Articles”); and

(9)	a Management Certificate addressed to us and dated of even date herewith executed by Symantec containing certain factual and other representations, including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of Symantec or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Symantec Corporation
August 30, 2005

     Based upon the foregoing, it is our opinion that the Stock to be issued by Symantec to purchase Exchangeable Shares, when issued and delivered in accordance with the Plan of Reorganization, Supplemental Agreement and Exchangeco Articles and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ Fenwick & West LLP

FENWICK & WEST LLP